Exhibit 99.2

Guarantor/Non Guarantor

     On May 11, 2005, $175 million of Senior Notes due 2015 were issued by The Greenbrier Companies (Parent). The Senior Notes are fully and unconditionally and jointly and severally guaranteed by certain of Greenbrier’s wholly owned subsidiaries: Autostack Corporation, Greenbrier-Concarril, LLC, Greenbrier Leasing Corporation, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar, Inc., Gunderson, Inc., Gunderson Marine, Inc., Gunderson Rail Services, Inc., and Gunderson Specialty Products, LLC. No other subsidiaries guarantee the Senior Notes.

     The following financial information presents condensed consolidated balance sheets, statements of operations and statements of cash flows for The Greenbrier Companies, its guarantor subsidiaries and non guarantor subsidiaries. The information is presented on the basis of Greenbrier accounting for its ownership of its wholly owned subsidiaries using the equity method of accounting. Intercompany transactions of goods and services between the guarantor and non guarantor subsidiaries are presented as if the sales or transfers were to third parties. The following represents the supplemental consolidated condensed financial information of The Greenbrier Companies, the issuer of the Senior Notes, and its guarantor and non guarantor subsidiaries, as of May 31, 2005 and for the nine months ended May 31, 2005.

The Greenbrier Companies, Inc.
          Condensed Consolidated Balance Sheet
          May 31, 2005
          (In thousands, Unaudited)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$49,937	$14,683	$2,668	$—	$67,288
Restricted cash and investments	—	—	499	—	499
Accounts and notes receivable	35,025	69,034	20,669	407	125,135
Inventories	—	122,575	57,629	(746)	179,458
Investment in direct finance leases	—	13,395	—	—	13,395
Equipment on operating leases	—	175,431	—	(1,965)	173,466
Property, plant and equipment	13	50,717	18,992	—	69,722
Other	260,156	23,960	3,242	(261,428)	25,930

	$345,131	$469,795	$103,699	$(263,732)	$654,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving notes	—	$—	$16,443	$—	$16,443
Accounts payable and accrued liabilities	(9,841)	150,721	52,907	407	194,194
Participation	—	21,447	—	—	21,447
Deferred income taxes	5,974	31,916	(10,768)	(459)	26,663
Deferred revenue	1,435	1,237	1,210	—	3,882
Notes payable	183,343	18,643	13,753	—	215,739

Subordinated debt	—	9,785	—	—	9,785

Subsidiary shares subject to mandatory redemption	—	(129)	—	3,875	3,746

STOCKHOLDERS’ EQUITY	164,220	236,175	30,154	(267,555)	162,994

	$345,131	$469,795	$103,699	$(263,732)	$654,893

The Greenbrier Companies, Inc.
          Condensed Consolidated Statement of Operations
          For the nine months ended May 31, 2005
          (In thousands, unaudited)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue
Manufacturing	$62,065	$391,855	$258,417	$(12,042)	$700,295
Leasing and services	416	57,943	—	342	58,701

Total revenues	62,481	449,798	258,417	(11,700)	758,996

Cost of revenue
Manufacturing	57,686	352,736	243,029	(11,302)	642,149
Leasing and services	—	30,564	—	(52)	30,512

	57,686	383,300	243,029	(11,354)	672,661

Margin	4,795	66,498	15,388	(346)	86,335

Other costs
Selling and administrative expense	10,635	23,597	7,160	—	41,392
Interest expense and foreign exchange	3,307	3,667	2,681	(16)	9,639
Special charges	—	2,913	—	—	2,913

	13,942	30,177	9,841	(16)	53,944

Earnings (loss) before income taxes, minority interest and equity in earnings (loss) of unconsolidated subsidiaries	(9,147)	36,321	5,547	(330)	32,391

Income tax expense	3,689	(15,304)	(1,356)	138	(12,833)

	(5,458)	21,017	4,191	(192)	19,558
Minority interest	—	(6)	—	6	—
Equity in earnings (loss) of unconsolidated subsidiaries	24,695	327	—	(25,344)	(322)

Net earnings	$19,237	$21,338	$4,191	$(25,530)	$19,236

The Greenbrier Companies, Inc.
        Condensed Consolidated Statement of Cash Flows
        For the nine months ended May 31, 2005
        (In thousands, unaudited)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$19,237	$21,338	$4,191	$(25,530)	$19,236
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Earnings from discontinued operations	—	—	—	—	—
Deferred income taxes	2,176	(198)	(1,161)	(138)	679
Depreciation and amortization	57	14,184	2,653	(54)	16,840
Gain on sales of equipment	—	(3,942)	—	(358)	(4,300)
Special charges	—	—	—	—	—
Other	—	200	303	(4)	499
Decrease (increase) in assets:			—	—	—
Accounts and notes receivable	(103,192)	61,541	7,219	(103)	(34,535)
Inventories	—	(17,749)	(2,580)	740	(19,589)
Other	(29,824)	(3,255)	(893)	25,344	(8,628)
Increase (decrease) in liabilities:				—	—
Accounts payable and accrued liabilities	(14,968)	27,562	(12,702)	103	(5)
Participation	—	(15,660)	—	—	(15,660)
Deferred revenue	1,435	(1,312)	1,025	—	1,148

Net cash provided by (used in) operating activities	(125,079)	82,709	(1,945)	—	(44,315)

Cash flows from investing activities:
Principal payments received under direct finance leases	—	4,524	—	—	4,524
Proceeds from sales of equipment	—	23,125	—	—	23,125
Investment in and advances to unconsolidated subsidiaries	—	(49)	—	—	(49)
Decrease (increase) in restricted cash	—	—	624	—	624
Acquisition of joint venture interest	—	8,435			8,435
Capital expenditures	—	(47,129)	(2,349)	—	(49,478)

Net cash used in investing activities	—	(11,094)	(1,725)	—	(12,819)

Cash flows from financing activities:
Changes in revolving notes	—	—	6,541	—	6,541
Proceeds from notes payable	175,000	—	—	—	175,000
Repayments of notes payable	(780)	(64,880)	(674)	—	(66,334)
Repayments of subordinated debt	—	(5,157)	—	—	(5,157)
Dividends	(2,692)	—	—	—	(2,692)
Net proceeds from equity offering	127,466	—			127,466
Re-purchase and retirement stock	(127,538)	—			(127,538)
Proceeds from exercise of stock options	3,668	—	—	—	3,668

Net cash provided by (used in) financing activities	175,124	(70,037)	5,867	—	110,954

Effect of exchange rate	(108)	2,651	(1,185)		1,358
Increase in cash and cash equivalents	49,937	4,229	1,012	—	55,178

Cash and cash equivalents
Beginning of period	—	10,454	1,656	—	12,110

End of period	$49,937	$14,683	$2,668	$—	$67,288